                                                                      EXHIBIT 11


                               BADGER METER, INC.

                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                (Dollars in thousands except per share amounts)


                                                   Three Months Ended                Six Months Ended
                                                   ------------------                ----------------
                                                         June 30,                        June 30,
                                                         --------                        --------
                                                   1995             1994               1995          1994
                                                   ----             ----               ----          ----
PRIMARY
- -------

Shares
- ------
Average shares outstanding                    1,754,092        1,725,878          1,752,792     1,714,767
Shares issuable upon exercise of
  stock options                                  37,277           23,599             32,589        24,514
                                              ---------        ---------          ---------     ---------
Total                                         1,791,369        1,749,477          1,785,381     1,739,281
                                              =========        =========          =========     =========

Earnings
- --------
Net earnings applicable to adjusted
  common shares                                  $1,051             $923             $1,908        $1,503
                                                 ======             ====             ======        ======

Per share amounts
- -----------------
Net earnings per share                             $.59             $.53              $1.07          $.86
                                                   ====             ====              =====          ====

FULLY DILUTED
- -------------

Shares
- ------
Average shares outstanding                    1,754,092        1,725,878          1,752,792     1,714,767
Shares issuable upon exercise of
  stock options                                  37,277           29,867             32,835        29,867
                                              ---------        ---------          ---------     ---------
Total                                         1,791,369        1,755,745          1,785,627     1,744,634
                                              =========        =========          =========     =========

Earnings
- --------
Earnings applicable to adjusted
  common shares                                  $1,051             $923             $1,908       $1,503
                                                 ======             ====             ======       ======

Per share amounts
- -----------------
Net earnings per share                             $.59             $.53              $1.07         $.86
                                                   ====             ====              =====         ====
Percentage dilution (1)                            2.0%             1.7%               1.8%         1.8%
                                                   ====             ====               ====         ====


(1) In 1995 and 1994 earnings per share for financial statement purposes does not include common stock equivalents since dilution is less than 3%.





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